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                                                                  Exhibit 10.48


[STARMEDIA LOGO]


December 27, 2001


Ms. Adriana Kampfner
2485 Traver Road
Ann Arbor, MI 48105


     Re: SEPARATION AGREEMENT INCLUDING A GENERAL RELEASE

Dear Adriana:

     This letter sets forth the terms of our agreement (this "Agreement") with respect to your separation from employment with StarMedia Network, Inc. and its subsidiaries (collectively, "StarMedia").

     Your final date of employment with StarMedia will be December 31, 2001 ("Separation Date"). As of the Separation Date, except as specifically provided in this Agreement, all compensation, including bonuses, and all other benefits and perquisites of employment with StarMedia, will cease, and all option agreements, option grants and other rights heretofore granted to you to purchase or otherwise obtain equity securities of StarMedia will terminate as of the Separation Date and be of no further force and effect.

     The Line of Credit provided pursuant to the letter agreement, dated December 28, 2000, between you and StarMedia (the "Line of Credit"), will be terminated on the Separation Date.

     You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget
Reconciliation Act of 1986 ("COBRA"). Additional information concerning your COBRA rights will be provided separately.

     If the terms of this Agreement are accepted by you and if you return a fully executed original of this Agreement no later than December 31, 2001, and if you perform all of your obligations under this Agreement prior to the Separation Date, you will be entitled to the following:

     a) On the Separation Date, StarMedia will pay you any unpaid salary through the Separation Date and all reasonable unpaid expenses incurred by you in connection with services to the StarMedia on or prior to the Separation Date.

     b) On Separation Date, StarMedia will forgive the remaining balance of the American Express Corporate Credit Card balance credit that you are currently repaying pursuant to the Capital Reimbursement Agreement dated July 6, 2001. On the Separation Date that amount will be $24,947.33.


                         29 West 36th Street, New York, NY 10018
                                 Phone: 212.905.8200
                                  Fax: 212.905.8393


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     c) On or before January 20, 2002, StarMedia will pay you $64,167, less appropriate withholdings. You acknowledge and agree that the Company had no previous contractual or other obligation to pay you this amount.

     In return for the payments and other benefits described above as well as the promises contained herein, you completely release StarMedia from all claims of any kind, known and unknown, which you may know have or have ever had against StarMedia, including claims for compensation, bonuses, severance pay, stock options, loans, lines of credits, tax indemnity and all claims arising from your employment with StarMedia, whether based on contract, tort, statute, local or municipal ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the New York Human Rights Law, the New York City Human Rights Law, as well as any claims asserting wrongful termination, breach of contract, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract, and defamation.

     You represent that you have not filed or permitted to be filed on your behalf any claims, administrative proceedings or lawsuits against StarMedia, and you agree that you will not do so at any time in the future with respect to the subject matter of the Released Claims.

     You agree not to disclose any confidential, proprietary or know-how belonging to StarMedia or acquired by you during your employment with StarMedia as described in the "Non-Disclosure and Development Agreement" ("Non-Disclosure Agreement"). You acknowledge that the Non-Disclosure Agreement entered into by you on March 18, 1999 remains in effect after your employment with StarMedia ends.

     You represent that you have returned or will return prior to the Separation Date to StarMedia, all StarMedia property (including without limitation, keys to all offices and facilities, employee handbooks, business cards, client files, corporate credit cards, telephone calling card, files, sales material, laptop computer, cellular telephone, blackberry etc.) in your possession and you have not retained any reproductions of these items.

     You agree that you will cooperate with StarMedia and its counsel (internal and external) in connection with any matter with which you were involved while employed by StarMedia or of which you have knowledge by providing information, answering questions, or appearing as a witness, and that you will cooperate in connection with any administrative proceeding or litigation relating to any matter in which you were involved or about which you have knowledge as a result of your employment with StarMedia.

     This Agreement shall be governed by the laws of the State of New York and the parties in any action arising from this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the borough of Manhattan, State of New York.


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     You and StarMedia mutually agree that any controversy or claim arising out of or relating to this Agreement or its breach, shall be submitted to be resolved by arbitration. The parties hereby waive any rights they may have to trial by jury in regard to such claims. A judgment may be entered on the arbitrator's award in any court having jurisdiction. Arbitration under this Agreement shall be the exclusive remedy. You and StarMedia agree that arbitration shall be held in or near New York, New York and shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in the State of New York. The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to Alternative Dispute Resolution.

     You and StarMedia also agree that this letter contains all of our agreements and understandings, and fully supersedes any prior agreements or understandings that we may have had regarding the subject matter of this Agreement.

     You acknowledge you have have had an opportunity to consult counsel of your own choosing, and that you have chosen to enter into this Agreement and based upon your own judgment and not in reliance upon any promises made by StarMedia other than those contained in this Agreement.

     If this letter comports with your understanding of your agreement, please sign on the line provided below and return the original by hand delivery.


                                          Sincerely

                                          /s/ EMILY AREAN
                                          ---------------------------------
                                          Emily Arean


     I have read and understand the Agreement above and agree to be bound by its terms and conditions.


/s/ ADRIANA KAMPFNER                      12/27/01
-------------------------------           ---------------------------------
Adriana Kampfner                          Date


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[STARMEDIA LOGO]


December 26, 2001


Ms. Adriana Kampfner
2485 Traver Road
Ann Arbor, MI 48105

Dear Adriana:

     I am writing in reference to the agreement between you and StarMedia Network, Inc. ("StarMedia"), dated December 28, 2000, relating to the line of credit of up to $1.1 million that StarMedia has extended to you. Under this agreement, you currently owe StarMedia $1.1 million in principal, plus accrued interest (collectively, the "Outstanding Balance").

     StarMedia hereby acknowledges that you have represented to us and to our outside auditors that you do not have sufficient assets to repay the Outstanding Balance. Accordingly, StarMedia has agreed to forgive all of your indebtedness as to the Outstanding Balance based upon your inability to pay.

     Please do not hesitate to contact me if you have any questions regarding this matter.

Very truly yours,


/s/ EMILY AREAN

Emily Arean
SVP, Human Resources



I acknowledge and agree to the above:


/s/ ADRIANA KAMPFNER                     12/26/01
---------------------------------        -----------------------------
Adriana Kampfner                         Date




                         29 West 36th Street, New York, NY 10018
                                 Phone: 212.905.8200
                                  Fax: 212.905.8393